January 2011 Filed pursuant to Rule 433 Registration Statement No. 333-165725 January 14, 2011 Relating to Preliminary Prospectus Supplement Dated January 13, 2011

S T R U C T U R E D   I N V E S T M E N T S

Floating Rate Trust Series 2011-01 (Alcoa) due 2020
linked to Alcoa Inc. 6.150% Senior Notes due August 2020

As further described below, interest will accrue and be payable on the Units, in arrears, at a floating rate equal to three-month LIBOR plus a spread of 1.25%, subject to a Minimum Coupon of 3.00% per annum and a Maximum Coupon of 7.50% per annum.

The basic features of these Units are described in the sections of the accompanying prospectus called “Description of Units” and prospectus supplement called “Description of Units,” subject to and as modified by the provisions described below.  All payments on the Units, including the repayment of principal, are subject to the credit risk of the underlying security issuer and the swap counterparty guarantor.

If the Units are redeemed prior to maturity due to a trust wind-up event other than as a result of certain limited circumstances described below, holders may receive less, and possibly significantly less, than the principal amount of the Units.

The Units will represent the obligations of the Trust only and do not represent the obligations of or interest in the depositor, sponsor or any of their affiliates or obligations of or interest in the swap counterparty or the swap counterparty guarantor.

SUMMARY TERMS
Issuer:	Floating Rate Trust Series 2011-01 (Alcoa) (the “Trust”)
Aggregate principal amount:	$[10,000,000] May be increased prior to the original issue date but the Trust is not required to do so.
Issue price:	$1,000 per Unit
Stated principal amount:	$1,000 (100%) per Unit
Pricing date:	[ ], 2011
Original issue date:	[ ], 2011 (3 business days after the pricing date)
Maturity date:	August 15, 2020. Principal will paid on the Units only on the maturity date, unless a Trust-Wind-Up Event occurs.
Rating:	One or more rating agencies is expected to assign a rating to the Units; and any such rating will depend on the ratings of the underlying security issuer and the swap counterparty.
Underlying Securities:	Alcoa Inc. 6.150% Notes due August 2020
Reference rate:	Three-month LIBOR. Please see “Additional Provisions – Reference Rate” below.
Interest rate:	Reference rate plus a spread of 1.25%; subject to Minimum Coupon and Maximum Coupon
Interest payment period:	Quarterly
Interest payment period end dates:	Adjusted
Interest payment dates:
Each 15th of February, May, August and November, commencing February 15, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day.

Interest reset dates:	The original issue date and the first date of each interest payment period thereafter.
Day-count convention:	Actual/360
Minimum Coupon:	3.00% per annum
Maximum Coupon:	7.50% per annum
Early Redemption:
The Units are subject to early redemption at par if the underlying securities are redeemed.  In the case of a partial redemption of the underlying securities, a corresponding portion of the Units will be redeemed in accordance with DTC’s procedures, which may include a lottery to determine which Units will be redeemed.

If a trust wind-up event (other than as a result of the of a redemption of the underlying securities or an extraordinary acceleration event followed by repayment in full within three business days of such event) occurs, the underlying securities will be sold at market value, any required payments to the swap counterparty will generally be made first (subject to limited exceptions as described herein), and unitholders will then be paid from any remaining amounts. Therefore, if the Units are redeemed prior to maturity due to a trust wind-up event other than the redemption of the underlying securities or an extraordinary acceleration event followed by repayment in full within three business days of such event, holders may receive less, and possibly significantly less, than the principal amount of the Units.

Specified currency:	U.S. dollars
CUSIP / ISIN:	33974HAA3
Book-entry or certificated Unit:	Book-entry
Business day:	New York, New York

Agent:	Morgan Stanley & Co. Incorporated (“MS&Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.
Trustee:	The Bank of New York Mellon
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Unit	100%	[ ]%	[ ]%
Total	$[10,000,000]	$[ ]	$[ ]

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS&Co., a fixed sales commission of [     ]% for each Unit they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Prospectus Supplement dated January 13, 2011	Prospectus dated March 25, 2010

THE UNITS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the Trust, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Floating Rate Trust Series 2011-01 (Alcoa) due 2020

UNDERLYING SECURITIES
Underlying security issuer:	Alcoa Inc.
Aggregate principal amount:	$[10,000,000] May be increased prior to the original issue date but we are not required to do so.
Ratings:
Certain information regarding the ratings assigned to the long term debt obligations of the underlying security issuer is set forth in the underlying security issuer’s disclosure document. The depositor and its affiliates have not confirmed, updated or investigated such ratings in connection with the offering of the Units.

Original Issuance Amount:	$1,000,000,000
Original issue date:	August 3, 2010
Maturity date:	August 15, 2020
Distributions:	6.150% per annum, payable semiannually in arrears
Distribution Dates:	Each February 15th and August 15th, commencing February 15, 2011
Underlying securities market price and the value of the interest rate swap:
The estimated market price of the underlying securities is 106.113% of their principal amount (plus accrued interest). The market price is based on one or more prices reported or available to the depositor for actual sales occurring on January 11, 2011.  Bonds, like the underlying securities, which trade at greater than 100% potentially expose investors to larger losses in the event of a default in the bond. This is because the recovery value of a bond is based on a 100% price. Although the Units will be priced at 100% on the pricing date, the interest rate swap will have a positive market value (reflecting the premium on the underlying securities) to the swap counterparty. If a trust wind-up event occurs (other than a redemption of the underlying securities or an extraordinary acceleration event followed by repayment in full within three business days of such event), the unitholders will effectively pay the market value of the interest rate swap to the swap counterparty, as determined at that time, as a termination amount.  If the market value of the underlying securities at that time is insufficient to pay such termination amount and repay the principal amount of the Units and any accrued and unpaid interest thereon, then such a payment would result in the unitholders receiving less, and possibly significantly less, than the principal amount of the Units.  Trust wind-up events are described more fully below.

As a hypothetical illustration, if a trust wind-up event occurs and for each $1,000 Unit, the corresponding portion of the positive value of the interest rate swap to the swap counterparty is $100, and an underlying security default results  in a 40% recovery on the underlying securities ($400 for each $1,000 Unit), then for every Unit, there will only be available $300 after payment to the swap counterparty.  In this hypothetical illustration, each unitholder would receive only $300 of principal for each $1,000 Unit upon early redemption, resulting in a loss of $700 (or 70%) of principal.

As mentioned above, on the issuance date, the value of the swap agreement will have a positive value to the swap counterparty.  This value will be affected by changes in expectations regarding LIBOR rates.  For example, changes in LIBOR rates may cause the value of the swap agreement to increase in favor of the swap counterparty, leading to a greater termination payment due from the Trust in the event of a trust wind-up event.

SWAP AGREEMENT
Swap Agreement:
The Trust will enter into an interest rate swap transaction with the swap counterparty under which the Trust will make semiannual interest payments to the swap counterparty equal to 6.150% per annum on the notional amount.

The Trust will receive from the swap counterparty quarterly interest payments equal to LIBOR plus a spread of 1.25% for the relevant three month period, subject to the Minimum Coupon and Maximum Coupon.

The interest rate swap will have the effect, subject to performance by the swap counterparty of its obligations, of converting the return on the underlying securities to a return based on a floating rate determined by LIBOR plus a spread of 1.25% (subject to the Minimum Coupon and Maximum Coupon) that the Trust will distribute on the Units.

The notional amount of the swap will equal the outstanding principal amount of the Units on the applicable calculation date under the swap agreement.

Swap Counterparty:	Morgan Stanley Capital Services Inc., with Morgan Stanley (the “Swap Guarantor”) as guarantor for the swap counterparty
Swap Termination Events:	As will be set forth in the related pricing supplement.

Floating Rate Trust Series 2011-01 (Alcoa) due 2020

TRUST WIND UP EVENTS

The Trust may wind-up in a number of circumstances, as fully described in the prospectus supplement.  Generally, in the case of a trust wind-up event (other than a redemption of the underlying securities or an extraordinary acceleration event followed by repayment in full within three business days of such event), the underlying securities will be liquidated.  In the case of any trust wind-up event, the swap agreement will be terminated.  The proceeds from liquidation of the underlying securities may not be sufficient to fully repay the principal amount of the Units and accrued and unpaid interest thereon.  If the swap counterparty is entitled to a termination payment under the swap agreement, in all but very limited circumstances, the swap termination payment will be paid from the sale proceeds of the underlying securities before the unitholders receive any payment of principal.  Therefore, the Trust may not have sufficient funds to pay the full principal amount of the Units.

(A)	In the event of a trust wind-up event (other than due to a redemption of the underlying securities or an extraordinary acceleration event):
	-	first, to the swap counterparty, any payments due under the swap agreement, and
	-	then, from the remaining proceeds, to the unitholders on a pro rata basis.
(B)	If the trust wind-up event is due to a redemption of the underlying securities or an extraordinary acceleration event:
	-	first, to the unitholders on a pro rata basis, the payment of all accrued and unpaid interest amounts on the Units, and
	-	then, from the remaining proceeds, to the swap counterparty.

If there is an acceleration of the underlying securities due to a covenant breach (a “covenant breach acceleration event”) or an acceleration of the underlying securities based solely on a non-payment default resulting in acceleration of any indebtedness for money borrowed by the underlying security issuer in a principal amount in excess of $50,000,000 under the terms of the instrument(s) under which such indebtedness is issued or secured (a “cross acceleration event” and together with a covenant breach acceleration event, an “extraordinary acceleration event”) and prior to final payment on the Units another underlying security event of default (such as a failure to pay the accelerated amounts due on the underlying securities) has occurred, then the termination payment to the swap counterparty will not be subordinated in the payment priorities and will be paid prior to any payments on the Units.

Except in the case of a redemption of the underlying securities or an extraordinary acceleration event followed by repayment in full within three business days of such event, if a trust wind-up event occurs and the swap counterparty is entitled to a termination payment, the Trust will not have sufficient funds to pay the principal of the Units and any accrued and unpaid interest thereon unless the market value of the underlying securities is greater than 100% and at least equal to the amount required to make the termination payment under the swap agreement and pay the full principal amount of the Units.

In the event that the underlying security issuer ceases to file reports with the SEC, the Trust will seek to remove the Units from their listing on the NYSE and to cease the Trust's reporting requirements thereafter.  Such an event may result in Blue Sky restrictions on the Units and may diminish their liquidity.  If the Units cannot be delisted before the next required reporting date of the underlying security issuer, the Trust may be required to terminate, resulting in a trust wind-up event.  If this event occurs, any termination payment due to the swap counterparty under the swap agreement would be paid prior to any payments of principal to the unitholders.

Trust wind-up events can occur for a number of reasons.  For example, in the event of an acceleration of the maturity or redemption of all underlying securities held by the Trust, a payment default on the underlying securities, insolvency proceedings in respect of the underlying security issuer or failure of the underlying security issuer to file certain reports with the SEC, a trust wind-up event will occur.  If one of these events occurs (other than a redemption or an extraordinary acceleration event followed by repayment in full within three business days of such event), any termination payment due to the swap counterparty under the swap agreement  would be paid prior to any payments of principal to the unitholders.

If a trust wind-up event (other than a redemption of the underlying securities or an extraordinary acceleration event followed by repayment in full within three business days of such event) occurs, unitholders may receive less, and possibly significantly less, than the principal amount of the Units.

A more complete description of the trust wind-up events will be set forth in the pricing supplement.

The Units

The Units offered are debt securities of Floating Rate Trust Series 2011-01 (Alcoa), a New York common law trust.  The Units will represent the obligations of the Trust only and do not represent the obligations of or interest in the depositor, sponsor or any of their affiliates or obligations of or interest in the swap counterparty or swap counterparty guarantor.  Interest will accrue and be payable on the Units in arrears, at a floating rate equal to the value of three-month LIBOR plus a spread of 1.25% subject to a Minimum Coupon of 3.00% per annum and a Maximum Coupon of 7.50% per annum.  All payments on the Units are subject to the credit risk of the underlying security issuer and the swap counterparty guarantor.

The stated principal amount and issue price of each Unit is $1,000. The issue price of the Units includes the agent’s commissions paid with respect to the Units as well as the cost of the swap counterparty hedging its obligations under the swap agreement.  The cost of hedging includes the projected profit that MS&Co.’s subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which MS&Co. is willing to purchase the Units, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Floating Rate Trust Series 2011-01 (Alcoa) due 2020

Additional Provisions

Reference Rate

LIBOR will be the arithmetic mean of the offered rates for deposits in U.S. dollars for three month that appears on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m., London time, on the second London banking day prior to the interest reset date for a particular interest period (the “LIBOR determination date”) (“LIBOR Reuters”).  “Reuters LIBOR01 Page” means the display designated as the “LIBOR01” page on the Reuters Monitor Money Rates Service (or any replacement page).

If such rate does not appear on the Reuters LIBOR01 Page, the rate for that particular LIBOR determination date will be determined on the basis of the rates at which deposits in U.S. dollars are offered by the Reference Banks (as defined in the swap agreement) at approximately 11:00am, London time, to prime banks in the London interbank market for three months commencing on such LIBOR determination date and in a representative amount.  The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that LIBOR determination date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that LIBOR determination date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00am, New York City time, on that LIBOR determination date for loans in U.S. dollars to leading European banks for three months commencing on that LIBOR determination date and in a representative amount.

Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 1995 to January 12, 2011.  The historical levels of the reference rate should not be taken as an indication of its future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

The bold lines in the graph above represent the Maximum Coupon and Minimum Coupon, respectively.

Floating Rate Trust Series 2011-01 (Alcoa) due 2020

Risk Factors
The Units involve risks not associated with an investment in ordinary floating rate Units.  An investment in the Units entails significant risks not associated with similar investments in a conventional debt security, and other events that are difficult to predict and beyond the Trust’s control.  This section describes the most significant risks relating to the Units.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.  You should carefully consider whether the Units are suited to your particular circumstances before you decide to purchase them.

Yield Risk

▪
The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the Units.  Changes in the levels of the reference rate will affect the trading price of the Units, but it is impossible to predict whether such levels will rise or fall.

▪
The amount of interest payable on the Units in any interest payment period is capped.  The interest rate on the Units is capped at the Maximum Coupon of 7.50% per annum.  In certain interest rate environments, including when the economy is experiencing high levels of inflation or real interest rates have risen significantly, LIBOR and the yield available on debt securities generally may be higher than 7.50% per annum.  In those circumstances, holding the Units would be economically disadvantageous.

▪
Delisting of Units may cause liquidation to be impaired.  If the Units are delisted, the liquidity in the secondary market may be impaired due to the potential applicability of state “blue sky” laws to transactions in the Units, or other factors, and may impair the ability of holders of the Units to continue to hold or sell the Units.  In particular, if any unitholder is subject to an investment restriction requiring it to hold only listed securities, it may be required to sell its Units at a time when the secondary market in the Units has been adversely affected as a result of delisting.  In addition, unitholders who are subject to the requirements of ERISA will be required to represent that their holding of Units, at the time of delisting and at all times thereafter, will not give rise to a prohibited transaction for purposes of ERISA.  The SEC has proposed requiring continued Exchange Act reporting for registered asset backed securities (“ABS”), such as the Units, for so long as any non-affiliates of the depositor hold such ABS in a release dated January 6, 2011 (the “January 2011 Proposal”).  If the January 2011 Proposal is adopted, the depositor would not be able to terminate its reporting obligations by withdrawing the Units from listing on the NYSE as described above, and a trust wind-up event would occur.  Such trust wind-up event may result in losses to investors as a result of early liquidation of the trust property and termination of the swap agreement.

▪
Upon the occurrence of a trust wind-up event, the Units will be redeemed and, except in limited circumstances, unitholders may receive less, and possibly significantly less, than the principal amount of the Units.  If a trust wind-up event occurs (other than as a result of a redemption of the underlying securities or an extraordinary acceleration event followed by repayment in full within three business days of such event), the selling agent will sell, on behalf of the Trust, any underlying securities held by the Trust.  If the swap counterparty is entitled to an early termination payment, that payment will be senior in priority to payments on the Units, except in limited circumstances as described herein.  If the remaining proceeds from the sale of the underlying securities are less than the total principal amount of the Units, the proceeds will be distributed in full satisfaction of the claims of the Units, resulting in a significant loss of principal for unitholders. It is possible that such sale would occur when the underlying securities are in default or the market value of the underlying securities is diminished for other reasons. In such circumstances, sale of the underlying securities may result in unitholders incurring losses that would not be incurred if the holders received a distribution of the underlying securities in kind.

▪
The value of the swap agreement may cause losses if the swap agreement terminates early.  Any trust wind-up event will involve the early termination of the swap agreement.  If an early termination of the swap agreement occurs for any reason other than in connection with a redemption of the underlying securities or an extraordinary acceleration event, then any early termination payment or other amounts owed to the swap counterparty will have priority over claims of the unitholders.  The amount of the swap early termination payment (and the resulting loss to unitholders) may be substantial, will be paid from the proceeds from the sale of the underlying securities, and will almost always result in the Trust not having sufficient funds available to pay the principal of the Units and any accrued and unpaid interest thereon. You should note that on the date of issuance of the Units, the swap agreement has a market value in favor of the swap counterparty, which would result in a termination payment being owed to the swap counterparty were a termination payment to be determined on such date.

Floating Rate Trust Series 2011-01 (Alcoa) due 2020

▪
An early redemption of the underlying securities may reduce yield.  An early redemption of the underlying securities may result in an early redemption of the Units at a time when reinvestment in securities with yields comparable to that of the Units is not possible.

▪
If the redemption price paid by the underlying security issuer in connection with a redemption of the underlying securities exceeds the outstanding principal amount plus accrued interest, the excess will not be paid to the unitholders.  The underlying security issuer may be required to pay a redemption price on the underlying securities in the event of an early redemption that exceeds the outstanding principal amount plus accrued interest.  Any such excess will not be paid to unitholders but will be paid to the swap counterparty as the swap termination payment under the swap agreement.

Issuer Risk

▪
Investors are subject to the credit risk of the underlying security issuer, the swap counterparty and the swap guarantor, and any actual or anticipated changes to any of such credit ratings or credit spreads may adversely affect the market value of the Units.  Investors are dependent on the Trust’s ability to pay all amounts due on the Units on interest payment dates, redemption dates and at maturity and therefore investors are subject to the swap counterparty’s credit risk and to changes in the market’s view of the swap counterparty’s creditworthiness. The Units are not guaranteed by any entity.  If the Trust defaults on its obligations under the Units, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Units prior to maturity will be affected by changes in the market's view of the creditworthiness of the swap counterparty.  Any actual or anticipated decline in the swap counterparty’s credit ratings or increase in the credit spreads charged by the market for taking the swap counterparty’s credit risk is likely to adversely affect the value of the Units.

Market Risk

▪
The market value of the Units may be affected by, among other factors, the market value of the underlying securities, the market value of the swap agreement and the creditworthiness of the swap counterparty.  The market value of the underlying securities, due to their maturity, will be sensitive to changes in prevailing market interest rates and will also vary depending upon the creditworthiness of the underlying security issuer and other factors.  Any decline in the market value of the underlying securities will correspondingly affect the market value of the Units, and a holder of the Units will bear the risk of any such decline in market value.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS&Co. is willing to purchase the Units at any time in secondary market transactions may be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Units and the cost of the swap counterparty’s hedging its rights or obligations relating to the swap agreement that are included in the original issue price of the Units.  The cost of hedging includes the projected profit that MS&Co.’s subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS&Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Any ratings on the Units are expected to correspond to the lower of the ratings on the underlying securities and the ratings of the swap counterparty’s guarantor.  The ratings of the underlying securities, the swap counterparty’s guarantor and the Units may change over time.  Any downgrade of the rating of the underlying securities or of the swap counterparty’s guarantor to a rating below the rating of the underlying securities by a rating agency likely will result in a downgrade of any rating assigned by a rating agency with respect to the Units.

Floating Rate Trust Series 2011-01 (Alcoa) due 2020

Liquidity Risk

▪
There may be little or no secondary market for the Units. Although the Units are expected to be listed on the NYSE, it is not possible to predict whether the Units will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity.  MS&Co. is not obligated to make a market for any Units and may or may not do so.

Conflicts of Interest

▪
MS&Co. may have relationships with the underlying security issuer that may adversely affect the value of the Units.   MS&Co. and other affiliates of the depositor may commence, maintain or continue to maintain commercial relationships with respect to the underlying security issuer or its affiliates. Any such actions might have an adverse effect on the underlying securities, the underlying security issuer, the ability of the Trust to exercise or enforce any rights with respect to the underlying securities or the value of the Units.

▪
The calculation agent, which is a subsidiary of MS&Co., will make determinations with respect to the Units that may be adverse to investors.  Any of these determinations made by the calculation agent may adversely affect the payout to investors.

Floating Rate Trust Series 2011-01 (Alcoa) due 2020

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

It is expected that the Trust will deliver the Units against payment therefor in New York, New York on [       ], 2011, which will be the [third] scheduled business day following the date of the pricing of the Units.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Units on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the Units through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, MS&Co., a fixed sales commission of [     ]% for each Unit they sell.

MS&Co. is a wholly-owned subsidiary of Morgan Stanley.  MS&Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS&Co. or any of Morgan Stanley’s other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Tax Considerations

The tax treatment of the Units is more complicated than investing in a bond paying the amounts due on the Units, because holders will be treated as owning a variable rate bond (resulting from combining the underlying security and the interest rate swap). Holders may recognize taxable income in amounts that differ from (and may exceed) the cash payments received on the Units.   Both U.S. and non-U.S. holders should review the tax discussion in the accompanying prospectus supplement entitled "United States Federal Taxation."

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Units, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or MS&Co.’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.